Exhibit 1
JOINT FILING AGREEMENT
Joint Filing Agreement, dated as of August 30, 2010, is by and among Quaker BioVentures II, L.P., Quaker BioVentures Capital II, L.P. and Quaker BioVentures Capital II, LLC (the “Quaker Filers”).
Each of the Quaker Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13G with respect to shares of Common Stock, par value $0.001 per share, of Achillion Therapeutics, Inc. beneficially owned by it from time to time. Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the Quaker Filers hereby agree to be responsible for the timely filing of the Schedule 13G and any amendments thereto on behalf of the Quaker Filers, and for the completeness and accuracy of the information concerning itself contained therein. Each of the Quaker Filers hereby further agree to file this Joint Filing Agreement as an exhibit to the statement and each such amendment, as required by such rule.
This Joint Filing Agreement may be terminated by any of the Quaker Filers upon one week’s prior written notice or such lesser period of notice as the Quaker Filers may mutually agree.
Executed and delivered as of the date first above written.

QUAKER BIOVENTURES II, L.P.
By:	Quaker BioVentures Capital II, L.P., its general partner

By:	Quaker BioVentures Capital II, LLC, its general partner

/s/ Richard S. Kollender
Name:	Richard S. Kollender
Title:	Vice President

QUAKER BIOVENTURES CAPITAL II, L.P.
By:	Quaker BioVentures Capital II, LLC, its general partner

/s/ Richard S. Kollender
Name:	Richard S. Kollender
Title:	Vice President

QUAKER BIOVENTURES CAPITAL II, LLC
/s/ Richard S. Kollender
Name:	Richard S. Kollender
Title:	Vice President